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                                                                     EXHIBIT 4.1


                   AMENDMENT NO. 3 TO SHAREHOLDER'S AGREEMENT
                   ------------------------------------------


     AMENDMENT NO. 3 (the "Amendment"), dated as of May 19, 1997, to the Shareholder's Agreement, dated as of November 12, 1996, as amended by Amendment No. 1 dated as of December 16, 1996, and Amendment No. 2 dated as of February 28, 1997 (the "Agreement"), between Gensia Sicor Inc. (f/k/a Gensia, Inc.), a corporation organized under the laws of Delaware (the "Company"), and Rakepoll Finance N.V., a corporation organized under the laws of the Netherlands Antilles ("Rakepoll Finance").

                             W I T N E S S E T H :

     WHEREAS, the Company and Rakepoll Finance are parties to the Agreement; and

     WHEREAS, in connection with the investment in the Company by Health Care Capital Partners L.P. ("HCCP"), pursuant to the certain Securities Purchase Agreement, dated as of May 1, 1997, between HCCP and the Company (the "HCCP Agreement") the Company and Rakepoll Finance wish to amend the Agreement, among other things (i) to extend the lock-up period applicable to Rakepoll Finance to parallel the lock-up period applicable to HCCP; (ii) to extend the period before which Rakepoll Finance may exercise its registration rights under the Agreement to parallel the analogous period applicable to HCCP; (iii) to modify the registration rights of Rakepoll Finance to correspond to registration rights afforded by the Company to HCCP in the HCCP Registration Rights Agreement, dated as of May 1, 1997, and (iv) to provide for certain limitations to the incidental registration rights of Rakepoll Finance, in each case as more fully set forth herein and subject to the terms and conditions hereof; and

     WHEREAS, Section 8.2(a) of the Agreement provides that the Agreement may be amended in a writing signed by the Company and Rakepoll Finance;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   Definitions: References.  Capitalized terms used in this Amendment but
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not defined herein shall have the meanings ascribed to them in the Agreement.

     2.   Amendment of Section 1.1(o).  Section 1.1(o) of the Agreement is
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hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

     "Lock-Up Period' means the period of time commencing at the Closing Date
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and terminating on the date which is 18 months after the Closing Date."

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     3.   Amendment of Section 4.7.  Section 4.7 of the Agreement is hereby
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amended by inserting immediately before the "." at the end thereof the following:

     ", or (iii) pursuant to, or upon conversion or exercise of securities issued pursuant to, the Securities Purchase Agreement, dated May 1, 1997, between Health Care Capital Partners ("HCCP") and the Company".

     4.   Amendment of Section 6.1(a).  Section 6.1(a) of the Agreement is
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hereby amended by deleting from the first sentence thereof the words "first anniversary of the Closing Date" appearing in the first and second lines thereof and substituting in lieu thereof the words "termination of the Lock-Up Period".

     5.   Amendment of Section 6.2.  Section 6.2 of the Agreement is hereby
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amended by deleting in its entirety the first sentence thereof and substituting in lieu thereof the following:

     "Subject to Section 6.7, if at any time after the termination of the Lock-Up Period the Company proposes to file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or any successor or similar forms, or a registration effected pursuant to
     Section 2.1 of the Registration Rights Agreement, dated as of May 1, 1997, between HCCP and the Company (the "HCCP Registration Rights Agreement") unless the Selling Holders (as defined in the HCCP Registration Rights Agreement) holding at least a majority of the Registrable Securities (as defined in the HCCP Registration Rights Agreement) included in such registration shall have provided their written consent to the inclusion of such Registrable Securities (as defined in the HCCP Registration Rights Agreement) in such registration) on any form that would permit the registration of the Registrable Securities, whether or not such filing is to be on its behalf, each such time the Company shall give to each Holder prompt written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than twenty-one days from the date of such notice, and advising each Holder of its right under this Section 6.2 to have Registrable Securities included in such registration".

     6.   Full Force and Effect.  Except as modified, amended or supplemented
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above, all rights, terms and conditions of the Agreement shall remain in full force and effect.

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     7.   Conditions to Effectiveness of this Amendment.  This Amendment shall
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become effective when (a) HCCP and the Company shall have executed and delivered all documents necessary to effect the investment in the Company by HCCP, including, without limitation, the HCCP Agreement; (b) the Company shall have received the Purchase Price (as defined in the HCCP Agreement); (c) the Company shall have issued to HCCP the Notes and Warrants (each as defined in the HCCP Agreement) in accordance with the terms of the HCCP Agreement, and (d) it shall have been executed and delivered by each of the Company and Rakepoll Finance.

     8.   Governing Law.  This Amendment shall be governed by and construed
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under the laws of the State of New York (irrespective of its choice of law principles).

     9.   Counterparts.  This Amendment may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment to the
Agreement as of the date first written above.



                              GENSIA SICOR INC.


                              By:/s/ David F. Hale
                                 ---------------------------
                                 David F. Hale
                                 President


                              RAKEPOLL FINANCE N.V.


                              By: /s/ Carlo Salvi
                                 ---------------------------
                                 Carlo Salvi
                                 Chairman of the Board

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